Exhibit 4.1

FINANCING AGREEMENT

This Agreement (“Agreement”) is entered into by and between Horizon Financial Services Group USA, Inc. (“Horizon”) and                                                  (“Client”) on this                   , day of                        2006.

A.                                   WHEREAS, Client has requested Horizon facilitate the issuance of letters of credit or other acceptable payment arrangements benefiting certain Client suppliers (“Suppliers”);

B.                                     WHEREAS, Client has agreed to assign certain accounts to Horizon, subject to certain conditions;

C.                                     WHEREAS, Client has entered into or anticipates entering into contracts (“Contracts”) with various Suppliers and customers (“Customers”) under which Client has agreed, among other things, to purchase from Suppliers and furnish to Customers certain products;

D.                                    WHEREAS, Client has requested that Horizon provide a Maximum Revolving Credit Line of Five Million Dollars ($5,000,000.00) to be drawn upon for the purpose of issuing letters of credit or other acceptable payment arrangements benefiting certain Client Suppliers.  It is mutually understood Client will draw on the Maximum Revolving Credit Line in traunches based on each transaction request; and furthermore, are to be paid back primarily through Advances made to Horizon by Client’s senior secured lender.

NOW THEREFORE, in consideration for the representations, covenants and agreements set forth herein, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Notwithstanding any other provisions of this Agreement, this Agreement does not commit Client or Horizon to participate in any transactions other than those specifically agreed upon from time to time as evidenced by this Agreement or an Addendum to this Agreement as defined below.

2.                                       Client shall have pre-sold products to Customers in amounts, and on credit and delivery terms, acceptable to Horizon.  Client shall provide to Horizon for review and approval, as applicable, copies of letters of credit, purchase orders, and sales contracts from Customers, as well as outstanding order reports summarizing such orders and contracts with respect to products for which Horizon anticipates providing letters of credit or other acceptable payment arrangements (“Payment Arrangements”).  Horizon shall have the right to confirm all sales arrangements directly with Customers.  Client shall furnish Horizon, upon Horizon’s request, credit information sufficient in Horizon’s opinion, for Horizon to credit approve Client’s Customers.  Client shall request Laurus Master Fund, Ltd. (“Laurus”) to acknowledge and agree to the payment instructions indicated in each and every Distribution Authorization Form (Exhibit A) executed by Client and submitted to Laurus from time to time as appropriate for Horizon to receive payment of certain obligations owed to Horizon by Client. Should such information not be available to Horizon’s satisfaction, Client authorizes Horizon to use any and all means available to obtain information which may allow Horizon to approve Client’s Customer’s.  All expenses associated with the costs associated with Horizon obtaining said information shall be at Client’s expense.  Client hereby agrees to hold harmless and release Horizon from any and all liability for Customer credit losses due to defective product, slow or non-saleable product, disputed Customer invoices, Customer payments less than gross amounts that may be or becoming owed to Client.  Client agrees to handle all product returns from Customers independent from Horizon; and therefore, Client agrees and acknowledges it is solely responsible for payment in full of all obligations owed to Horizon.  Furthermore, Client agrees it is solely responsible for all product shipments to Customer’s that are refused by Customer, or product orders cancelled by Customer prior to shipment by Client to Customer for which Payment Arrangements were made by Horizon.

3.                                       Client shall provide to Horizon copies of purchase orders to, and order confirmations from, Suppliers of products associated with the Agreement.  Client warrants and represent to Horizon that products delivered from Suppliers shall conform in every respect, including but not limited to quantity, quality, style, and packaging, with existing Customer purchase orders, and additionally, any further specifications as have been or may be required by Client or Client’s Customers.  Client grants to Horizon the right to confirm all purchase arrangements directly with Suppliers.

4.                                       Upon acceptance by Horizon, in its sole and absolute discretion, of the products, supplies and contracts and all other terms and conditions related thereto and pursuant to the requirements of this Agreement and the requirements of the addendum attached to this Agreement (“Addendum”), Client shall present to Horizon a bill of sale which sells, assigns, and transfers to Horizon the products referenced herein or by Addendum and all purchase and sale documentation related thereto, together with a non-exclusive right to, license for, and right to sublicense, any trademarks, tradenames, and service marks used or useful, directly or indirectly, with respect to, or inhering in, such products.  Horizon shall have all rights, title and interest Client had in the Horizon assets.  Upon Horizon’s acceptance of the bill of sale Horizon shall arrange to have letters of credit issued or other payment arrangements made in favor of Suppliers.  Client hereby grants to Horizon the full right and authority to take any action, which in Horizon’s sole and absolute discretion, Horizon believes to be necessary to protect Horizon’s interests.  This shall include full right and authority to resolve any questions of non-compliance of documents and to give any instructions as to acceptance or rejection of any documents or products, all without any notice to, or any consent from Client.  Horizon has not obligation to accept any documentation submitted by Client, and Client acknowledges acceptance by Horizon is at Horizon sole and absolute discretion, notwithstanding anything to the contrary in this Agreement or any other Agreements, documents or other communications between Horizon and Client.

5.                                       Client agrees that if Horizon elects to issue documentary letters of credit benefiting certain Client Suppliers as the method of financing, certain terms and conditions are hereby established.    Letters of credit issued by Horizon and/or Horizon’s correspondent banks are not transferable, conform in every aspect to the terms and conditions of the purchase orders received by Client’s Customers, must contain a concise description of product and proper inspection documents, and must be accompanied by certain supporting documentation, as applicable.  The required supporting documentation includes, but is not limited to, the commercial invoice issued by Client to Client’s Supplier, the invoice(s) issued by Client to Client’s Customer(s), and a signed on-board ocean bill of lading.  In addition, Client will be required to provide contact information for Client’s Supplier, including a letter of introduction.  For certain transactions in which Client will take possession of the product in the United States, Client will be required to confirm that adequate marine insurance has been secured and Horizon has been named as loss payee.  Client will provide confirmation of the party responsible for all freight forwarding and shipping costs.  Horizon may elect to issue back-to-back letters of credit whereas the original letter of credit issued to Client’s Supplier would be used as collateral to issue documentary letters of credit to certain other parties.  It is understood that Horizon may amend the terms and conditions of this section at its sole and absolute discretion.

6.                                       Client reaffirms its grant of a security interest, junior in position to that of Laurus’ security position, in the collateral referenced in this Agreement and grants to Horizon, to the extent not previously granted, a security interest in all of the following Client assets (“Collateral”) related to all Horizon transactions:

All inventory, accounts, accounts receivable, chattel paper, documents, instruments, contract rights, deposit accounts, insurance proceeds, trademarks, tradenames, and other general intangibles, furniture, fixtures, equipment, and all proceeds thereof, now owned and hereafter acquired.

7.                                       If applicable, Client shall be the importer of record and products shall be cleared through Client’s U.S. Customs bond.  Client shall arrange with all customs house brokers to have the products cleared through U.S. Customs, and thereafter held in trust for, and under the exclusive control of Horizon.  All customs house brokers bust be approved in advance by Horizon.  Client hereby recognizes and agrees that Horizon shall have sole authority to release the products held in trust by customs house brokers, however, Horizon shall not unreasonably withhold such release.  Horizon shall have the right to confirm such arrangements directly with all customs house brokers.

8.                                       If third party warehousing of the products is necessary, Client shall arrange to have the products received and held in trust for Horizon in warehouse facilities which have been approved in advance by Horizon.  Such products shall be stored there in Horizon’s name and under Horizon’s exclusive control.  Client shall arrange for Horizon personnel to have unlimited access to the warehouse facilities and to the products at all times during regular warehouse working hours.  Client hereby recognized and agrees that Horizon shall have sole authority to release the products from such warehouse facilities; however, Horizon shall not unreasonably withhold such release.

9.                                       Should the products be delivered to Client’s facility for redistribution or storage, Client shall, as applicable, receive, organize for redistribution, and hold the products in trust for Horizon in:

☐            A field warehouse established by an independent warehouse company acceptable to Horizon;

☐            Secured sections of Client’s facility, leased to and under the exclusive control of Horizon, where products shall be separate from and not co-mingled with the property of others, including the property of Client;

☐            Client’s facility under Trust Receipts.

Such products shall be stored there in Horizon’s name and under Horizon’s exclusive control.  Client shall arrange for Horizon’s personnel to have unlimited access to the facilities and to the products at all times during regular Client working hours.  Client hereby recognizes and agrees that Horizon shall have sole authority to release the products from such warehouse facilities; however, Horizon shall not unreasonably withhold such release.

10.                                 Ocean/air cargo, storage, inland transit, and product liability insurance for the products shall be arranged by Client and such coverage shall have been pre-approved by Horizon and shall name Horizon as an additional insured.  Client shall provide to Horizon copies of such insurance policies evidencing Horizon’s additional insured status.

11.                                 Regardless of the status or location of the products, Client hereby agrees to re-purchase and take delivery of the products from Horizon without recourse to Horizon for defects, mispackaging, mislabeling, damage caused in transit or storage, customer returns, customer claims, product liability, or for any other reason, and shall pay for such products upon demand or in accordance with the terms of the addendum to the Agreement.  Unless otherwise instructed in writing by Horizon, Client shall arrange for payments to be wire transferred to a Horizon account as specified by Horizon.

12.                                 If applicable, and if excluded from Client’s borrowing certificate by Laurus, Horizon may agree to accept an assignment of Client’s accounts receivable whether now existing or hereafter arising without any further act or instrument to secure Client’s obligations to Horizon.  For all purposes hereof, the term “Receivables” shall mean and include all accounts, invoices, contract rights, general intangibles, chattel papers, instruments, documents and all forms of obligations owing to Client arising from or out of the sale of product or rendition of services, and all proceeds thereof.

13.                                 Laurus is obligated to make advances otherwise owed to Client to Horizon per the instructions of each Disbursement Authorization Form for Accounts created by the sale of inventory financed by Horizon.  The advances will be applied to any outstanding obligations of Client owed to Horizon; including, but not limited to: all fees, interest and principal obligations owed by Client to Horizon.  If applicable, any amount remaining following payment in full of all Horizon obligations shall be forwarded to Client within five (5) business days.

14.                                 Any and all checks, cash, notes, wire transfers or other instruments or property received by Client with respect to obligations owed to Horizon will be immediately forwarded by Client to Horizon within three (3) business days of receipt.  Failure to comply will constitute an Event of Default under this Agreement and may result in Horizon enforcing additional charges on Client.

15.                                 Until Horizon advises Client to the contrary, Client, in their name and at their expense but for Horizon’s benefit and on Horizon’s behalf, enforce, collect and direct all amounts owing for the Horizon transactions to Horizon.

16.                                 Horizon shall calculate the financing cost of each Horizon financing instrument under this Agreement based on the gross amount or face value of each financing instrument issued by Horizon to certain Chinese suppliers as directed by Client.  It is mutually understood all commercial related short payments related to the repayment of referenced financing instruments will be the sole responsibility of Client, and any Customer returns, allowances, discounts taken, or any other short payments made by Customer will be the sole responsibility of Client.  Furthermore, any and all commercial related issues related to the payment of Horizon financing instruments will be handled by and between Client and Customer and/or Laurus outside of this Agreement, and in no way will Horizon be involved in, or responsible for, the settlement of any disputes that may arise from product received by Customer.  Accordingly, it is mutually understood that Client is solely responsible for the repayment of all Horizon financing instruments and all Horizon fees earned through the issuance of the referenced financing instruments.

17.                                 The financing costs shall be payable to Horizon by Client as follows:  (i) upon confirmation that the financing instrument issued by Horizon for certain Client product has been issued to the Chinese supplier as directed by Client, and (ii) will be paid by advances made by Laurus Master Fund Ltd. or through the collection of certain Accounts Receivable not financed by Laurus Master Fund Ltd. which represent Horizon financed product.  After all Horizon obligations have been extinguished for which Collateral was pledged and assigned to Horizon for the purpose of serving as the primary source of repayment for letter of credit obligations and/or other acceptable payment arrangements, Horizon will refund to Client any and all remaining monies provided (iii) Client’s account balance is not in a negative position, and (iv) Horizon is not obligated to make payments to other parties or to settle other claims against Client the balance of the collected funds will be remitted to Client five (5) business days after collection.

18.                                 Collected payments on Collateral pledged to or owned by Horizon as additional collateral shall be paid to Client five (5) business days after collection.

19.                                 With respect to Collateral which there exists no claim or dispute but which remains unpaid after One Hundred Twenty (120) Days (“Maturity Date”) from the original Payment Arrangement date, Client will pay Horizon the full amount of the face value of the financing instrument plus all accrued interest and fees upon demand, but no later than One Hundred Thirty (130) days from the original date of the Payment Arrangement.

20.                                 Horizon will not make advances against Client’s domestic Accounts; therefore, funds will only be advanced to Client upon collection of advances made by Laurus Master Fund Ltd. or from the collection of Receivables not financed by Laurus Master Fund Ltd.

21.                                 For its services hereunder, Horizon shall receive a Financing Fee equal to Four and One Half Percent (4.50%) of the gross amount or face value of each Horizon financing instrument for the first forty-five (45) day period or part thereof that the financing instrument remains outstanding.  An additional charge of fifty basis points (0.50%) for each additional period of 15 days, or part thereof, during which the Horizon financing instrument remains outstanding will be charged to Client by Horizon.  Said fees will be earned by Horizon until the total amount of the financing instrument and all owed fees is received by Horizon.  Any financing instrument outstanding ninety-one (91) days to one hundred twenty (120) days from the original invoice date will incur a One Percent (1.00%) surcharge.  Any invoice or financing instrument that remains outstanding after one hundred twenty (120) days will be charged a Two Percent (2.00%) surcharge for each thirty (30) day period or part thereof that the respective invoice remains outstanding.  The minimum Financing Fee per transaction is Five Thousand Dollars ($5,000.00).

22.                                 Client agrees to pay an Origination Fee equaling Twenty Five Thousand Dollars ($25,000.00).  Said fee will be collected on a transaction-by-transaction basis (at the time a Letter of Credit is opened for the benefit of SWK).  The amount collected will be equal to Fifty Basis Points (0.50%) of the face amount of each Letter of Credit until the referenced Origination Fee is collected in full.

23.                                 Horizon will charge, and SWK will be responsible for, a Minimum Fee assessment over the first Eighteen Month term of the Agreement equaling Ninety Thousand Dollars ($90,000.00).  In the event Horizon earns more than the Minimum Fee, said Fee will be voided.  The collection of the Minimum Fee shall be in six-month increments.  Horizon will accrue any owed fees during months 1 through 6, 7 through 12, and 13 through 18.  Any outstanding accrued Minimum Fees at the end of months 6,12, and 18 will be due and payable to Horizon upon Horizon’s demand and may be deducted from advances received by Horizon from Laurus.

24.                                 The term of this original Agreement shall be for a period of Eighteen (18) months from the execution date entered on this Agreement.  In the event Client terminates this Agreement prior to the end of such period, an Early Termination Fee of the greater of Two Percent (2.00%) of the Maximum Credit Line or the Monthly Minimum multiplied by the number of months left in the Agreement will be assessed to Client by Horizon.  Horizon shall have the right to terminate this Agreement if, after thirty (30) days, Client has not cured any Events of Default.

25.                                 Client agrees to pay a Due Diligence Fee of Five Thousand Dollars ($5,000.00) due upon acceptance of the financing proposal. Said fee will cover the costs associated with Horizon’s out of pocket expenses associated with its due diligence.  In the event Horizon incurs expenses in excess of Five Thousand Dollars ($5,000) SWK will be required to deposit an additional Five Thousand Dollars ($5,000).  Any monies remaining after accounting for Horizon’s expenses will be applied to the Origination Fee.

26.                                 Client agrees that its primary officers will discuss providing Validity (Anti-Fraud) Guarantees. Primary officers will be determined at the sole discretion of Horizon, but will include individuals active in the company on a day-to-day basis and whom Horizon relies on to provide it with critical information related to Horizon’s Collateral, Client’s financial performance, and certain information related to Client’s senior secured domestic lending relationship with Laurus Master Fund, Ltd.

27.                                 Client warrant and represents that each and every Receivable now or hereafter assigned to Horizon represents (a) a bona fide sale and delivery of merchandise or rendition of services in the ordinary course of its business; (b) represents merchandise or services which have been received and accepted by Client’s Customers without dispute or claim of any kind and shall be free and clear of any offset, deduction, counterclaim, lien, encumbrance or any other claim or dispute (real or claimed), including, without limitation, claims or disputes as to price, terms, delivery, quantity or quality and claims of release from liability or because of any act of God, or a public enemy, or war, or because of the requirements of law or of rules, orders or regulations having the force of law; (c) will be for an amount certain payable in United States funds in accordance with the terms of the invoice covering said sale, which shall not be changed without Horizon’s written approval; (d) except for Horizon’s security interest therein, there are no security interests, liens or encumbrances thereon and it will at all times be kept free and clear of same except in Horizon’s favor; (e) Client has title thereto and Client has the legal rights to sell, assign, transfer and set over the same to Horizon; (f) all documents, financial statements, financial projections, sales projections to be delivered to Horizon in connection therewith will be genuine and be enforceable as applicable; (g) Client will be solely financially responsible for all obligations to Horizon regardless of product defects, Customer short payments of any kind for any reason, cancellation of orders by Client Customers; and furthermore, agrees to handle all disputes and warranty related issues with Client Suppliers outside of this Agreement.  Client agrees to indemnify Horizon against any liability, loss or expense incurred by Horizon.  Client further represents and warrants that its legal name is exactly as set forth on the signature page of this Agreement, and all parties authorized as signers by Client are duly authorized to enter into this Agreement and make certain requests of Horizon under this Agreement, and Client is in good standing with the State of California and the State of Nevada and all tax obligations are current and Client will remain in good standing with the State of California and the State of Nevada and continue to make all tax payments in a timely manner as required by the various taxing authorities.  Client agrees to promptly notify Horizon of any name change, ownership change, or new or additional addresses from which Client transacts business.

28.                                 Client warrants and represents that it will notify Horizon immediately of any matter affecting the value, enforceability or collectability of any Receivable and all Customer claims.  Client agrees that Horizon for accounts which may be assigned to Horizon, Horizon may at any time adjust Client’s account by the amount of any Receivable which is not paid in full when due for any reason other than credit risk, expenses, collection agency fees and attorney’s fees incurred by Horizon in collecting or attempting to collect any Receivable or obligation owed to Horizon, and Horizon fees as outlined above.  Client furthermore acknowledges and agrees that Horizon has the right to (a) bring suit, or otherwise enforce collection, in Client’s name or Horizon’s, (b) modify the terms of payment, (c) settle, compromise or release, in whole or in part, any amounts owing, and (d) issue credits in Client’s name or Horizon’s name.

29.                                 Client warrants and represents that it will maintain its Books and Records concerning the Receivables and Inventory as we may reasonably request and to reflect our ownership of all assigned Receivables and Inventory.  Furthermore, upon written request from Horizon, Client agrees to furnish financial statements, accounts receivable and accounts payable aging reports, inventory reports, and any other reasonable information required by Horizon in a timely manner.  Client also agrees to contract with an accounting firm for the purpose of preparing and publishing annually reviewed financial statements which are published as per SEC guidelines as Client is a public entity.

30.                                 Notwithstanding the foregoing, Horizon may terminate this Agreement without notice and all obligations shall, unless and to the extent that Horizon otherwise elects, become immediately due and payable without notice or demand upon the occurrence and during the continuance of any one or more of the following events (each an “Event of Default”): (a) Client fails to pay any Obligation when due; (b) Client commits any breach of or default in the performance of its representations, warranties or covenants whether contained herein or in any instrument or document delivered pursuant hereto or any other Agreement, instrument, or document under which it is obligated to Horizon; (c) Client makes any false or untrue representation to Horizon in connection with this Agreement or any transaction relating thereto; (d) becomes unable to pay its debts as they mature, makes a general assignment for the benefit of creditors, files for protection under the Federal Bankruptcy Code or a custodian or receiver is appointed for or takes possession of Client’s assets; (e) or there shall be issued or filed against Client any attachment, injunction, execution, or judgment which is not removed within thirty (30) days after same was issued or filed.

31.                                 Upon the occurrence of any of the Events of Default specified in Section 30 hereof, Horizon shall have all the rights and remedies of a secured party under the Uniform Commercial Code and other applicable laws with respect to all collateral in which it has a security interest, such rights and remedies being in addition to all of its other rights and remedies provided for herein.  Horizon may sell or cause to be sold any or all of such collateral at such prices and upon such terms as it may deem best, and for cash or on credit or for future delivery, without its assumption of any credit risk, and at a public or private sale as it may deem appropriate.  Horizon may, at its sole discretion, allow Client a cure period to rectify the occurrence of an Event of Default.  In addition, Horizon may elect to charge a Default Rate or Fee that is commercially reasonable.

32.                                 Notwithstanding any termination of this Agreement Client shall continue to deliver Receivables information to Horizon and turn over all collections to Horizon as herein provided until all obligations to Horizon shall have been fully paid and satisfied, and until then this Agreement shall remain in full force and effect as to and be binding upon Client, and Laurus shall be entitled to retain its security interest in all existing and future Receivables and Inventory and other security and collateral.

33.                                 The occurrence of any of the events contained in this Section herein shall constitute an Event of Default under this Agreement, including but not limited to; the failure of Client in the payment or performance of any obligation, covenant, agreement, or liability created by this Agreement; any representation, warranty, or financial statement made by or on behalf of Client in this Agreement, or on behalf of any guarantor of this Agreement, proves to be false or materially misleading when made or furnished; any default or event which, with the giving of notice or the passage of time or both constitute an Event of Default, occurs on ay indebtedness of Client or any such guarantor or others; Client or any such guarantor becomes dissolved or terminated, or experiences a business failure; a receiver, trustee, or custodian is appointed for any part of Client’s or any such guarantor’s property, or any part of Client’s or any such guarantor’s property is assigned for the benefit of creditors; any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Client or any such guarantor; any judgment is entered against Client or any such guarantor which may materially affect Client’s or any such guarantor’s financial condition; Client or any such guarantor becomes insolvent or unable to pay its debts as they mature; or any Accounts assigned to Horizon or any financing instrument issued by Horizon on behalf of Client becomes, for any reason whatsoever, substantially delinquent or uncollectible..  Waiver of any Event of Default shall not constitute a waiver of any subsequent Event of Default.  Upon occurrence of any Event of Default and at any time thereafter, at the election of Horizon and without notice of such election, Horizon may terminate the right of Client to receive financing and all obligations of Client to Horizon shall become immediately due and payable. ..  Upon the occurrence of an Event of Default, Horizon shall have the right to enter upon any premises to inspect the books and records pertaining to the collateral and Horizon shall have all rights and remedies available under the Uniform Commercial Code.

34.                                 Upon occurrence of an Event of Default, Client agrees to pay all reasonable costs and expenses, including reasonable attorney’s fees and legal expenses incurred by Horizon in enforcing or exercising any remedies under this Agreement or any other rights or remedies.  Client further agrees to pay all reasonable expenses, including reasonable attorney’s fees and legal expenses, incurred by Horizon in any bankruptcy proceedings of any type involving Client, this Agreement, or the Collateral, including without limitation, expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral, or relating to any plan of reorganization.

35.                               To the extent permitted by applicable law, both Client and Horizon hereby waive any right to a trial by jury in any action or proceeding arising directly or indirectly out of this Agreement, or any other agreement or transaction between us or to which we are parties.

36.                                 No failure or delay by Horizon in exercising any of its powers or rights hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or the exercise of any other right or power.  Horizon’s rights, remedies and benefits hereunder are cumulative and not exclusive of any other rights, remedies or benefits which Horizon may have.  This Agreement may only be modified in writing and no waiver by Horizon will be effective unless in writing and then only to the extent specifically stated.

37.                                 All notices and other communications by either party hereto shall be in writing and shall be sent to the other party at the address specified herein.

38.                                 This Agreement is not assignable or transferable by Client and any such purported assignment or transfer is void.  This Agreement shall be binding upon the successors of Client.  Client acknowledges and agrees that Horizon may assign all or any portion of this Agreement, including, without limitation, assignment of the rights, benefits and remedies of Horizon hereunder without any assignment of the duties, obligations or liabilities of Horizon hereunder, and may sell participations in this Agreement.

39.                                 If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the original and one copy of the Agreement.  This Agreement will take effect as of the date set forth above but only after being accepted below by our parent company, Horizon Structured Solutions Ltd. in Hong Kong, after which we shall forward a fully executed copy to you for your files.

THIS SPACE INTENTIONALLY LEFT BLANK

Dated March , 2006

HORIZON FINANCIAL SERVICES GROUP USA, INC.

Theodore Dalessi
President

READ, ACKNOWLEDGED AND AGREED TO THIS DAY, MARCH 2006

SMALL WORLD KIDS, INC.

Robert Rankin, Chief Financial Officer
Small World Kids, Inc.

ACCEPTED AT HONG KONG

HORIZON STRUCTURED SOLUTIONS LTD. HONG KONG

Theodore Cheng
President and CEO
March , 2006